Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-129883 of Alliance Holdings GP, L.P. on
Form S-1 of our report dated March 27, 2006 relating to the financial statements of Alliance Resource Management GP, LLC which expresses an unqualified opinion which expresses an unqualified opinion and of our reports dated March 27, 2006 relating to the balance sheets of Alliance Holdings GP, L.P. and Alliance GP, LLC which express unqualified opinions which express unqualified opinions appearing in the Prospectus, which is part of such Registration Statement, and of our report dated March 27, 2006 relating to the financial statement schedule appearing elsewhere in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

April 26, 2006